                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           Link Media Publishing Ltd.
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)

              Nevada                        7374                     98-0375957
      (State or Other Juris-    (Primary Standard Industrial     (I.R.S. Employer
     diction of Incorporation)  Classification Code Number)   Identification Number)

             323-595 Howe St., Vancouver, B.C. V6B 1N2 604-682-8468
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

         James A. Sterling, Vice President, Crown Medical Systems, Inc.,
           6006 N. Mesa, Suite 709, El Paso, Texas 79912; 915-845-1787
       -------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:
       David J. Levenson, Esq.                     R. Keith Thompson, Esq.
        7947 Turncrest Drive                       6006 N. Mesa, Suite 710
       Potomac, Maryland 20854                      El Paso, Texas 79912
         Fax: 301-299-8093                            Fax: 915-584-9941

Approximate date of commencement of proposed sale to the public As soon as practicable after effectiveness of the registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /_/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/_________

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                Proposed          Proposed
Title of                         Maximum         Maximum Each
Class of        Amount          Offering          Aggregate    Amount of
Securities To    To Be          Price Per          Offering  Registration
Registered     Registered         Unit             Price         Fee

------------------------------------------------------------------------
Common         16,500,000         $1.90         $31,350,000        $2537
Shares,
$.001

------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

                          NOTICE OF SPECIAL MEETING OF

                               THE SHAREHOLDERS OF

                           CROWN MEDICAL SYSTEMS, INC.

                                AND PROSPECTUS OF

                           LINK MEDIA PUBLISHING LTD.

                                     *******


                                    MERGER OF

                           CROWN MEDICAL SYSTEMS, INC.

                                       AND

                           LINK MEDIA PUBLISHING LTD.

                                     *******


                                November __, 2003

             LINK MEDIA PUBLISHING LTD./CROWN MEDICAL SYSTEMS, INC.

This proxy statement/prospectus is being furnished to the shareholders of Crown Medical Systems, Inc. in connection with the solicitation of proxies by and on behalf of the board of directors of Crown, for use at the special meeting of shareholders to be held December __, 2003, to consider and act upon the proposed merger of Crown and Link Media Publishing Ltd. Upon the merger's becoming effective, Crown, a Delaware corporation, will be merged with and into Link, a Nevada corporation, with Link as the surviving corporation but changing its name to Crown. Hereinafter, the surviving corporation is referred to as "New Crown," to make the reference more understandable.

This proxy statement/prospectus also is included as part of a registration statement on Form S-4 under the Securities Act of 1933 filed by Link with the Securities and Exchange Commission, covering the 16,500,000 shares of Link common stock, par value $.001, to be issued to the shareholders of Crown upon effectiveness of the merger, at the rate of 0.825 shares of Link common stock for each share of Crown common stock. You should refer to the registration statement, including exhibits, for a complete description of the matters relating to and involving the proposed merger, including the terms and conditions thereof, and relating to the shares of common stock of New Crown as the surviving corporation in the proposed merger.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CROWN AND LINK THAT IS NOT INCLUDED IN OR DELIVERED WITH IT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST, TO: JERRY S. WAYT, SECRETARY, CROWN MEDICAL SYSTEMS, INC., 6006 N. MESA, SUITE 709, EL PASO, TEXAS 79912. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE MEETING, OR DECEMBER __, 2003.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as authorized. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the Link or New Crown shares or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of any offer of proxy solicitation in such jurisdiction.

                                   **********

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             LINK MEDIA PUBLISHING LTD./CROWN MEDICAL SYSTEMS, INC.

The boards of directors of Link Media Publishing Ltd. and Crown Medical Systems, Inc. have agreed to merge the two companies. In the proposed merger, Crown, a Delaware corporation, will be merged with and into Link, a Nevada corporation, with Link as the surviving corporation but changing its name to Crown ("New Crown"). Each outstanding share of Crown common stock outstanding immediately before the merger will be converted into 0.825 fully paid and non-assessable shares of New Crown; fractional shares will be rounded up to the next whole share. All issued and outstanding shares of Link common stock immediately before the merger shall remain issued and outstanding, but holders of such shares will be required to submit their stock certificates for exchange for stock certificates of New Crown. The boards of directors of the constituent corporations believe that the proposed merger is in the best interests of their respective shareholders and that the combined company will be able to create more stockholder value than the companies individually could achieve.

Crown will hold a special meeting of its shareholders at which it will ask its shareholders to consider and act upon a proposal to approve the Agreement and Plan of Merger dated August 28, 2003, approved by its board of directors. Approval of the Agreement and Plan of Merger with Link also will constitute approval to amend Link's Articles of Incorporation and Bylaws to change the name of the surviving corporation from Link to Crown.

Information about Link and Crown and the proposed merger is contained in the attached proxy statement/prospectus. WE URGE YOU TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE __ THAT MAKE THE SECURITIES SPECULATIVE AND RISKY.

Mario Aiello, President                      Brian Knight, President
Link Media Publishing Ltd.                   Crown Medical Systems, Inc.
804-750 W. Pender Street                     1215 Jones Franklin Road, Suite 202
Vancouver, British Columbia V6B 1N2          Raleigh, North Carolina, 27606

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
Link Media Publishing Ltd./Crown Medical Systems, Inc...........................

Crown Medial Systems, Inc. - Notice of Special Meeting..........................

Proxy Statement/Prospectus......................................................

Summary of Proxy Statement/Prospectus...........................................

Risk Factors....................................................................

Selected Financial Data.........................................................

The Merger......................................................................

Information about Link Media Publishing Ltd.....................................

Information about Crown Medical Systems, Inc....................................

Management's Discussion and Analysis of Financial Condition And Results
  of Operation..................................................................

Solicitation of Proxies.........................................................

Dissenters' Rights of Appraisal.................................................

 Financial Statements and Notes.................................................

                                   Appendix:

     1. Agreement and Plan of Merger............................................

     2. Section 262 of the Delaware General Corporation Law.....................

             CROWN MEDICAL SYSTEMS, INC. - NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Crown Medical Systems, Inc. will be held at the offices of Crown, 1215 Jones Franklin Road, Suite 202, Raleigh North Carolina, 27606 on ______________, December __, 2003, at 10:00 AM (local time) for the following purposes:

(1) to consider and act upon a special resolution approving the proposed merger of Crown, a Delaware corporation, with and into Link Media Publishing Ltd., a Nevada corporation, pursuant to an Agreement and Plan of Merger that also provides for changing the name of Link, the surviving corporation, to Crown; and

(2) to transact such further or other business as may properly come before the meeting or any adjournment thereof.

A copy of the Agreement and Plan of Merger is attached as Appendix I to the accompanying proxy statement.

If you dissent from approval of the proposed merger in accordance with Section 262 of the Delaware General Corporation Law, you may be entitled to the fair value of his/her shares of Crown stock as provided in that statutory section. If you are a dissenting shareholder who wishes to exercise his/her appraisal rights, you must comply with all the provisions of Section 262, a copy of which is attached as Appendix II, and summarized under "Dissenters" Rights of Appraisal" in the joint proxy statement/prospectus.

All shareholders of record at the close of business on December__, 2003, the record date, are entitled to notice of and to vote at the special meeting. ALL CROWN SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND. The proposed merger is a matter of great importance to Crown. The votes of all shareholders also are important, regardless of the number of shares owned. WHETHER OR NOT YOU WILL ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR VOTES ARE REPRESENTED. THEREFORE, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID, PRE-ADDRESSED
ENVELOPE.


By Order of the Board of Directors


----------------------------
Jerry S. Wayt, Secretary

El Paso, Texas
December __, 2003

                           PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus is furnished in connection with the solicitation by the board of directors of Crown Medical Systems, Inc. of proxies for use at the special meeting of shareholders to be held at 1215 Jones Franklin Road, Suite 202, Raleigh North Carolina, 27606, at 10:00 AM (local time) on December __, 2003, or any adjournment thereof. Shareholders of record at the close of business on November 14, 2003, the record date, are entitled to notice of and to vote at the special meeting.

The principal executive offices of Link are located at 804-750 West Pender Street, Vancouver, British Columbia V6B 1N2; its telephone number is 604-682-8468.

The principal executive offices of Crown are located at 6006 N. Mesa, Suite 709, El Paso, Texas 79912; its telephone number is 915-845-1787.

                      SUMMARY OF PROXY STATEMENT/PROSPECTUS

The following is a summary of certain information contained elsewhere in this proxy statement/prospectus, including the Appendices. The summary is qualified in its entirety by the more detailed information appearing or referred to elsewhere herein.

                         TIME, DATE AND PLACE OF MEETING

The special meeting will be held at 1215 Jones Franklin Road, Suite 202, Raleigh North Carolina, 27606, at 10:00 AM (local time) on December __, 2003.

                             PURPOSES OF THE MEETING

The special meeting has been called for the purpose of considering and acting upon the proposed merger of Crown with and into Link, with Link as the surviving corporation but changing its name to Crown ("New Crown"), and of transacting such other business as may properly come before the meeting.

                                  THE COMPANIES

Link, incorporated under the laws of Nevada on January 29, 2002, through a February 2002 acquisition of a private British Columbia company, Business to Business Publishing, Inc., engaged in the business of publishing specialized interest publications targeted to a particular readership. Link incurred losses since inception and ceased operations and since March 2003 is a development stage company devoting efforts to establishing a new business. In connection with, and prior to the effective date of, the merger, the publishing business of Link will be re-transferred to Mario Aiello and Robert Hoegler in consideration of the cancellation of 13,000,000 shares of Link common stock.

Crown, a Delaware corporation, provides to hospitals, clinics and physician offices turnkey software, hardware, encryption, installation services, on-site training, on-site technical service and 24/7 help desk support required to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

                               THE PROPOSED MERGER

At closing, Crown will be merged with and into Link, with Link as the surviving corporation but changing its name to Crown; each issued and outstanding share of Crown common stock will be converted automatically into 0.825 shares of New Crown, the surviving corporation, common stock and all issued and outstanding shares of Link common stock shall remain issued and outstanding, except that New Crown, the surviving corporation, may require Link shareholders to submit their stock certificates for exchange for New Crown stock certificates.

At and after closing, Link shall have no business, assets or liabilities (after having disposed of the publishing business) and the business, assets and liabilities of Crown become the business, assets and liabilities of New Crown.

                         REASONS FOR THE PROPOSED MERGER

Link alone does not have financial or other assets to commence any operations or to establish any business. The merger is expected to facilitate the financing of New Crown's intended growth and expansion, particularly through direct and indirect marketing. As a publicly held corporation, New Crown expects to be able to obtain financing more readily, through public or private securities offerings or otherwise, and on better terms than as a private corporation.

The proposed merger is a means of offering all public shareholders an opportunity to realize value on their shares: Link shareholders will hold the potentially more liquid shares of New Crown, the surviving corporation, rather than the relatively illiquid Link shares; Crown shareholders will gain access to a potential trading market for their shares from which they will have an opportunity to realize value for their investments.

                  SECURITY OWNERSHIP, VOTING AND VOTE REQUIRED

Each shareholder has one vote for each share of common stock registered in his/her name. The proposed merger must be approved by the holders of a majority of the issued and outstanding shares, voting in person or by proxy, at the meeting.

As of the record date, there were 20,000,000 issued and outstanding shares of common stock entitled to notice of and to vote at the special meeting. As of the record date, to the knowledge of Crown, the following persons were directors, executive officers or beneficial owners of more than 5% of its issued and outstanding shares:


----------------------- --------------------------------- --------------------------- ------------
    TITLE OF CLASS              NAME AND ADDRESS              AMOUNT AND NATURE         PERCENT
                              OF BENEFICIAL OWNER            OF BENEFICIAL OWNER       OF CLASS
----------------------- --------------------------------- --------------------------- ------------
     COMMON STOCK               JAMES A STERLING                  3,833,333              19.2%
                               6724 AMPOSTA DRIVE
                               EL PASO, TX 79912
----------------------- --------------------------------- --------------------------- ------------
                                  BRIAN KNIGHT                    3,833,333              19.2%
                              106 SHADOW BEND LANE
                                 CARY, NC 27511
----------------------- --------------------------------- --------------------------- ------------
                                 BOBBY STANLEY                     545,000               2.7%
                                  PO BOX 1752
                              SMITHFIELD, NC 27577
----------------------- --------------------------------- --------------------------- ------------
                                 JERRY S. WAYT                    3,833,333              19.2%
                                860 SHOWERS LANE
                             MARTINSBURG, WV 25401
----------------------- --------------------------------- --------------------------- ------------
                                LAURENCE WATKINS                   100,000               0.5%
                             1801 SE HILLMOOR DRIVE
                                PORT SAINT LUCIE
                               FLORIDA 34952-7553
----------------------- --------------------------------- --------------------------- ------------
     COMMON STOCK                                                 12,144.999             60.8%
----------------------- --------------------------------- --------------------------- ------------

A person giving a proxy has the power to revoke it at any time before it is voted by any of the following actions: the submission of a written revocation, the return of a subsequently dated proxy or personally voting at the special meeting.

                 RECOMMENDATION OF THE CROWN BOARD OF DIRECTORS

The board of directors believes the proposed merger is in the best interests of Crown and its shareholders and, based upon information about the proposed business and financial opportunities, as well as the risks, that the terms of the proposed merger are fair to Crown and its shareholders. Therefore, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF AND APPROVE THE PROPOSED MERGER. The board of directors, however, did not obtain any report, opinion or appraisal from an outside party in reaching its determination.

                                  RISK FACTORS

(1) NO REPORT, OPINION OR APPRAISAL FROM AN OUTSIDE PARTY. In determining that the terms of the proposed merger are fair to Crown and its shareholders and in recommending its approval, as in the best interests of Crown and its shareholders, the board of directors did not obtain any report, opinion or appraisal from an outside party.

(2) NO IRS RULING OR TAX OPINION OF COUNSEL. While the boards of directors of Link and Crown intend and believe that the effectiveness of the proposed merger will be tax free to the corporations and their shareholders, who should realize no capital gain or capital loss upon the exchange, no Internal Revenue Service ruling or opinion of counsel as to the tax treatment was applied for or obtained. A dissenting shareholder who exercises his dissenters' rights of appraisal may realize a capital gain or a capital loss on the payment of the fair value for his/her shares. See Dissenters' Rights of Appraisal and Appendix II.

(3) LACK OF AN OPERATING HISTORY. Crown was incorporated in July 2001 and lacks a previous operating history upon which to compare its historical operating results over different time periods or to evaluate the likelihood of profitable future operating results.

(4) LACK OF RECENT PROFITS FROM OPERATION. Crown was incorporated in July 2001 and was considered to be in the development stage company until August 31, 2003, devoting substantially all its efforts to raising capital and establishing a business, from which, although planned operations commenced, there had been no significant revenue.

(5) NEED FOR ADDITIONAL FINANCING. Crown's business plan to expand and grow its business will require cash that may not be generated from operations. There can be no assurance that any necessary additional financing will be available on acceptable terms or at all.

(6) DEPENDENCE UPON A FEW CUSTOMERS. Since inception, one customer has provided 100% of Crown's revenues. The loss of that customer or the failure to find new customers will have a material adverse effect on Crown and may lead to an inability to continue as a going concern. Crown plans to expand its customer base and therefore decrease its reliance on one or a few customers.

(7) INTENSE COMPETITION. The business of providing products and services to comply with the legislative requirements of the relatively recent Health Industry Portability and Accountability Act of 1966 (HIPAA) is intensely competitive and there are many individuals and entities that engage in some if not all aspects of the business. Many of the competitors have been established longer and have greater financial and personnel resources than Crown.

(8) NO ESTABLISHED TRADING MARKET. Shares of Link common stock are quoted and traded from time to time on the Over-the-Counter Bulletin Board. Shares of Crown common stock are privately held. Shares of New Crown, formerly Link, the surviving corporation in the proposed merger, will be publicly held, but there can be no assurance that an established trading market for such shares will develop or will be sustained. Accordingly, in the absence of an established trading market for such shares, you may have difficulty in disposing of or realizing any value from your shares and therefore may lose your investment.

(9) DIVIDEND POLICY - FUTURE DIVIDENDS UNLIKELY. There is no assurance as to future dividends since they are dependent upon earnings, the financial condition of Crown and other factors. Neither Link nor Crown has paid any dividends and the board of directors of New Crown, formerly Link as the surviving corporation in the proposed merger, presently intends to retain any future earnings for the necessary growth and development of Crown's business.

(10) PENNY STOCK REQUIREMENTS AND POTENTIAL LIQUIDITY DIFFICULTY. Our common stock may be quoted and traded on the Over-the-Counter Bulletin Board market as do shares of Link common stock, presently at prices less than $5.00 per share. Under these circumstances, our common stock is considered a "penny stock," subject to the so-called "Penny Stock Rules" of the Securities and Exchange Commission. Generally, the rules define a "penny stock" to be any non-Nasdaq equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, As a result, our shareholders may find it more difficult to dispose of, or to obtain accurate quotations as to the value of our common stock - and they may be adversely affected by this potential lack of liquidity.

As a "penny stock," our common stock would be subject to additional sales practice requirements for low priced securities. Our common stock would be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers that sell our shares to persons other than established customers and "accredited investors" or individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses.

Rule 15g-9 requires a broker-dealer to make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell any of our securities in the secondary market. subject to certain exceptions; requires broker-dealers to deliver, prior to a transaction in a penny stock, a risk disclosure document relating to the penny stock market.

Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, the rule requires that broker-dealers deliver to customers monthly statements that disclose recent price information for the penny stock held in the account and information on the limited market in penny stocks.

(11) RISKS OF RAPIDLY CHANGING TECHNOLOGY. Substantially all of our revenues to date have been derived from providing to hospitals, clinics and physician offices turnkey software, hardware, encryption, installation services, on-site training, on-site technical service and 24/7 help desk support. Our success will depend in large part upon the success of the software we are developing to meet and maintain rapidly changing industry standards for compliance with HIPAA requirements. Accordingly, broad market acceptance by our customers of products and services is critical to our future success, as is our ability to design, develop, test and support, on a timely basis, new products and enhancements that meet changing customer needs and respond to technological changes and evolving industry standards. The technologies are characterized by rapid and significant technological changes in the computer, software and telecommunications industries, as well as rapid changes in consumer preferences. In addition, there can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of our software or new products and enhancements, or that our software or new products and enhancements will be introduced in a timely fashion or will adequately meet the requirements of the marketplace or achieve market acceptance

(12) See; "Certain Factors That May Affect Future Operating Results" UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for additional important risks affecting us.

                           FORWARD-LOOKING STATEMENTS

When used in this Form S-4 the words or phrases "will likely result", "management expects", or "the Company expects", "will continue", "is anticipated", "estimated", or similar expressions are intended to identify "forward-looking statements". Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company has no obligation to publicly release the result of any revisions, which may be made to the forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                             SELECTED FINANCIAL DATA

The following tables set forth summarized financial information: for Link, for each of the two years ended February 28, 2003 and for the six month period ended August 31, 2003; and for Crown, for each of the two years ended December 31, 2002 and for the eight month period ended August 31, 2003. This summarized financial information for Link for the two years ended February 28, 2003 is derived from the consolidated financial statements of Link audited by LaBonte & Co., Chartered Accountants, and for the eight months ended August 31, 2003 from the unaudited interim consolidated financial statements, which in management's opinion reflect all adjustments that are of a normal, recurring nature necessary for fair presentation. The summarized financial information for Crown for the two year period ended December 31, 2002 is derived from the consolidated financial statements audited by Donald L. Abrecht, certified public accountant, and for the eight months ended August 31, 2003 from unaudited interim consolidated financial statements which, in management's opinion, reflect all adjustments that are of a normal, recurring nature necessary for fair presentation. .Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The following tables should be read in conjunction with audited consolidated financial statements of each of Link and Crown and each's respective Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this prospectus/proxy statement.

--------------------------------------------------------------------------------------
                                                                     Six Months
                            February 28,       February 28,            Ended
                                2002               2003           August 31, 2003
--------------------------------------------------------------------------------------
Link
--------------------------------------------------------------------------------------
   Current assets             $ 89,193            $ 9,305             $ 5,398
--------------------------------------------------------------------------------------
    Total assets              130,268             10,000               6,023
--------------------------------------------------------------------------------------
 Current liabilities           58,930              6,782               14,986
--------------------------------------------------------------------------------------
Stockholders' equity           71,338              3,218              (8,693)
--------------------------------------------------------------------------------------
   Gross revenues                                $ 11,796               Nil
--------------------------------------------------------------------------------------
  Net income (loss)            (6,062            (82,765)             (12,283)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                                    Eight Months
                            December 31,       December 31,            Ended
                                2001               2002           August 31, 2003
--------------------------------------------------------------------------------------
 Crown
--------------------------------------------------------------------------------------
   Current assets              $ 239             $ 39,206             $27,742
--------------------------------------------------------------------------------------
    Total assets               7,739              46,964               61,629
--------------------------------------------------------------------------------------
 Current liabilities           14,827             80,000              401,900
--------------------------------------------------------------------------------------
Stockholders' equity          (7,088)            (33,036)            (349,271)
--------------------------------------------------------------------------------------
   Gross revenues                                 17,680               92,499
--------------------------------------------------------------------------------------
  Net income (loss)           (19,588)           (345,948)           (496,704)
--------------------------------------------------------------------------------------


                         PRO FORMA FINANCIAL INFORMATION

After giving effect to the merger, Crown will merge with and into Link, as the surviving corporation but changing its name to Crown ("New Crown"). The business and affairs of the surviving corporation will be directed and controlled by the board of directors and executive officers of Crown. The following summarized pro forma financial information as of August 31, 2003 illustrates the effects of the merger but is not necessarily indicative of the results which may be obtained in the future.

------------------------------------------------------------------------------
                                               Pro forma
                                             August 31, 2003
------------------------------------------------------------------------------
       Current assets                            $ 28,081
------------------------------------------------------------------------------
        Total assets                              62,593
------------------------------------------------------------------------------
     Current Liabilities                         420,371
------------------------------------------------------------------------------
    Stockholders' equity                         357,778)
------------------------------------------------------------------------------

                                   THE MERGER

The boards of directors of Link Media Publishing Ltd. And Crown Medical Systems, Inc. have agreed to merge the two companies. In the proposed merger, Crown, a Delaware corporation, will be merged with and into Link, a Nevada corporation, with Link as the surviving corporation but changing its name to Crown ("New Crown"). Each outstanding share of Crown common stock outstanding immediately before the merger will be converted into 0.825 fully paid and non-assessable shares of New Crown, formerly Link, the surviving corporation; fractional shares will be rounded up to the next whole share. All issued and outstanding shares of Link common stock immediately before the merger shall remain issued and outstanding, but holders of such shares will be required to submit their stock certificates for exchange for stock certificates of New Crown, the surviving corporation.

BACKGROUND. The background of the merger is that Link, organized in 2002, suspended operations during the fiscal year ended February 28, 2003 due to its failure to raise working capital to fund ongoing operations and its inability to attain profitable operations. Link was unsuccessful in raising necessary financing and commenced review of business acquisition opportunities.

Crown, organized in 2001, was experiencing considerable growth and expansion opportunities and engaged PW Management Consulting Inc. to identify a publicly held company or companies with which Crown could engage in a merger or acquisition to become publicly held, thereby facilitating, among other things, Crown's ability to raise equity or debt financing and to compensate employees through stock options. The consultant identified Link and a series of discussions and negotiating meetings between the parties took place commencing in May and June 2003 and resulting in an Agreement and Plan of Merger finalized in August 2003.

                  INFORMATION ABOUT LINK MEDIA PUBLISHING LTD.

                                    BUSINESS

Link was incorporated in Nevada on January 29, 2002. In February 2002, it acquired all of the issued and outstanding shares of Business to Business Publishing Inc., a private British Columbia company engaged in the business of publishing specialized interest publications targeting particular readership (industry and professional wall planners). During its fiscal year ended February 28, 2003, Link suspended operations due to its failure to raise sufficient working capital to fund ongoing operations and its inability to attain profitable operations. Attempts to raise necessary financing were unsuccessful. As of May 2003, Link had no operations and no employees and its officers and directors provided limited services on an "as needed" basis.

                                LEGAL PROCEEDINGS

Neither Link nor its subsidiary, nor any of their property, is the subject of any material pending legal proceeding.

                           MARKET PRICE AND DIVIDENDS

Shares of Link common stock have been quoted on the Over-the-Counter Bulletin Board since June 19, 2003. The following table sets forth the reported closing prices for such shares during the periods specified.

          2003 Quarter                  High           Low
          ------------                  ----           ---
          June 19 - June 30             $2.98          $0.70

          Third Quarter                 $3.04          $1.50

          October 1 - November 10       $2.50          $1.80


The high and low bid prices for such shares on November 10, 2003 were $1.90 and $1.80, respectively.

Link has not paid any dividends and had no ability to do so.

                  INFORMATION ABOUT CROWN MEDICAL SYSTEMS, INC.

                                    BUSINESS

Crown, incorporated under the laws of Delaware on July 20, 2001, provides to hospitals, clinics and physician offices turnkey software, hardware, encryption, installation services, on-site training, on-site technical service and 24/7 help desk support required to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

Crown provides products and services to hospitals, clinics and physician offices through national distribution agreements with five specific service providers. We offer an integrated healthcare hardware and software solution to identify and meet the specific needs of customers in assessing and implementing HIPAA compliance. The five service providers are:

Medcomsoft, Inc. provides software for managing an electronic medical records system for patient chart notes, x-rays, laboratory reports, EKGs, vital statistics and medications that is accessible through wireless internet technology; the system also is able to generate patient printouts, including prescriptions, hospital admission documents and physician correspondence, as well as to generate HIPAA compliant patient bills.

MedStar Systems, LLC provides practice management and billing systems.

Catalyst Resource Group, Inc. provides network installation and management as well as encryption hardware and software to ensure privacy and security of patient data transmitted from a healthcare facility to an off-site central database. Its network permit's transmission of high resolution digital imaging, including CAT scans, MRI, ultrasound imaging and digital x-rays.

Forest Medical provides ambulatory monitoring products used to evaluate treatment protocols when patients are going about their normal activities

Easy Business Software provides seamless connectivity between billing and scheduling programs utilized by a physician's office.

Study Corp. provides a series of research tools to facilitate conducting multi-center studies.

Crown conducts marketing activities to healthcare professional in the United States through its own sales forces and licensed territorial distributors, as well as its officers and directors.

                        DIRECTORS AND OFFICERS OF CROWN.

The directors and officers of Crown are:

Brian D. Knight, age 54, has been chief executive officer of Crown since February 2003; he served as president from July 2001 to April 2003 and executive vice president from April 2002 to February 2003. Prior to joining Crown in July 2001, since September 1998, Mr. Knight was a self-employed consultant involved with medical software sales. He has served as a director since July 2001.

James A. Sterling, age 57, has been executive vice president of Crown since February 2003. Mr. Sterling was Vice President of Turney Systems (NATURE OF BUSINESS) from July 2000 to April 2002 and sales manager of W. Silver, Inc. (recycling) from May 1998 to July 2000. He has served as a director since July 2001.

Jerry S. Wayt, age 70, has served as a director of Crown since July 2001 and as president and corporate secretary since February 2003; he served as secretary and treasurer from July 2001 to April 2002 and president and treasurer from April 2002 to February 2003. Mr. Wayt has been the owner of Mid-Atlantic Travel Corp. (travel agency) since 1998.

Bobby H. Stanley, age 65, has served as a director of Crown since September 2003. He has been self-employed in the real estate business since 1960.

G. Paul Marshall, age 41, has served as a director of Crown since September 2003. He has been a self-employed business consultant since 1987.

Dr. Laurence Watkins, age 58, a cardiologist, has served as a director Crown since September 2003. He was a cardiologist with Martin Memorial Health Systems from April 1996 to September 2000 and with Healthy Heart Center since October 2000, where he is director of medical office cardiology.

By virtue of their efforts in founding and organizing the business of Crown, Messrs. Knight, Sterling and Wayt may be deemed "founders" or "promoters" of Crown.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

In reading the following Management's Discussion and Analysis, you should refer to the financial information for Crown for the last fiscal year ended December 31, 2002 and the interim period ended August 31, 2003 under "Selected Financial Data" in the "Summary of the Proxy Statement/Prospectus." The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.


                                    OVERVIEW

Crown Medical Systems, Inc. is a healthcare information technology company that provides advanced software solutions and services that assist healthcare organizations in improving their outcomes by augmenting the quality of care and the level of patient satisfaction, reducing costs and enhancing revenues.

                Our Internet website address is www.crownmed.com

The majority of physicians in private practice currently lag behind institutionalized healthcare in their acceptance of information technology to efficiently manage patient medical and billing information, with fewer than 5% using electronic medical records (EMRs). Most continue to use cumbersome, paper-based methods. Due to a variety of financial and regulatory issues, the existing solo and group medical practice market is poised for an explosion in the use of EMRs. According to published industry forecasts, EMRs are expected to be one of four areas that will be most affected by information technology in this decade. Some analysts are projecting EMR adoption rates to increase up to 50% over the next five years. Management believes that the reasons for these forecasts include: the need for medical providers to decrease costs and optimize revenues in an age of declining reimbursement; growing frustration with administrative headaches due to regulatory and payer requirements; the estimated $15 billion wasted each year on paper-based record keeping industry-wide (source: Medical Records Institute); the need to reduce medical errors using electronic drug interaction software; demand for a system that can track trends and corroborate protocols; and a desire to provide a "bullet proof" audit trail. EMRs, combined with a medical billing and document management system, can provide medical providers with a solution to these issues, providing proven benefits per provider. In addition, more medical providers are tech-savvy today:
A survey published in 1999 showed that nearly 75% of medical school graduates feel well prepared to use EMRs, compared to 31% in 1988.

Crown acting as a value-added reseller and integrator of premier solutions is able to supply physicians and small hospitals with a total revenue and clinical management solution. Crown offers a complete package that includes EMR, patient billing, and document management software, as well as private-label hardware such as Pen Tablet PCs for the medical professional, secure computer servers, encrypted wireless technology, and ancillary services.

                           CRITICAL ACCOUNTING POLICY

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. We believe there is an accounting policy that is critical to understanding our historical and future performance, as this policy will affect the reported amount of revenue and other significant areas involving management's judgments and estimates. This significant accounting policy relates to revenue recognition.

                               Revenue Recognition

We recognize revenues in accordance with the provisions of Statement of Position, or SOP, No. 97-2, "Software Revenue Recognition," as amended by SOP 98-9 and clarified by Staff Accounting Bulletin, or SAB, 101 "Revenue Recognition in Financial Statements." SOP No 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of those elements.

Our contractual arrangements are evaluated on a contract-by-contract basis and often require judgment and estimates that affect the timing of revenue recognized in our statements of operations. Specifically, we may be required to make judgments about:

     o whether the fees associated with our products and services are fixed or determinable;

     o    whether or not collection of our fees is reasonably assured;

     o whether professional services are essential to the functionality of the related software product;

     o whether we have the ability to make reasonably dependable estimates in the application of the percentage-of-completion method; and

     o whether we have verifiable objective evidence of fair value for our products and services.

We generally contract under multiple element arrangements, which include software license fees, hardware and services including implementation, consulting and software maintenance. Under these arrangements, where vendor-specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the "residual method." Under the residual method, we allocate revenue to each element in a multiple element arrangement based on the element's respective fair value, with the fair value determined by the price charged when that element is sold separately. For arrangements in which vendor-specific objective evidence does not exist for each element, including specified upgrades, revenue is deferred and not recognized until delivery of all of the elements without vendor-specific objective evidence has occurred.

We enter into long-term multiple element arrangements in which we provide our customers with comprehensive technology solutions. These arrangements typically include multiple software products (including the right to future products within the suites purchased), implementation and consulting services, maintenance, and, where desired by the customer, outsourcing and remote hosting services. These contracts generally provide for monthly or annual payments over the term of the contracts, which typically range from three to five years. We generally recognize revenues under these arrangements on a monthly basis evenly over the term of the contract.

For arrangements bundled with services and maintenance where such services are considered essential to the functionality of the software and provide for payments upon the achievement of implementation milestones, we recognize revenues using the percentage of-completion method, following the guidance in the AICPA Statement of Position No. 81-1, or SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Under the percentage-of-completion method, revenues are recognized based upon the proportion of labor hours incurred in relation to the total labor hours estimated under the agreement. Determining factors for percentage-of-completion include the nature of services required and the provision for payments of software and services upon the achievement of implementation milestones. Under the percentage-of-completion method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total labor hours to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates of total labor hours and the related effect on the timing of revenues and profits are recognized in the period in which they are determinable. Accordingly, changes in these estimates could occur and could have a material effect on our operating results in the period of change.

                             RESULTS OF OPERATIONS:

Eight Months Ended August 31, 2003 Compared to Twelve Months Ended December 31, 2002:

For the eight months ended August 31, 2003 revenue increased $74,819, or 423%, to $92,499 from $17,680 for the previous complete year. Revenues during the eight months ended August 31, 2003 were derived primarily from the sale of distributorships. .

Operating expenses were $598,203 for the eight months ended August 31, 3003 an increase of $234,575 or 64.5% from $363,628 during the fiscal period ended December 31, 2002. The increase in operating expenses was attributable to the preparation by the company for anticipated commercial activity.

Rent increased by $12,739 or 158% to $20,780 from $8,050 reflecting the opening of an office in Raleigh NC. Similarly, telephone costs rose by $5,974 or 72.8% to $14,176 from $8,202; and office expenses increased by $9,795 or 144% to $16,586 from $6,781.

Consultant fees and salaries rose to $359,781 from $250,450, an increase of $109,331 or 43.7%. Payroll taxes of $7,341 were incurred for the first time during the eight months ended August 31, 2003 as the company had full time employees for the first time during the period. The increase in staffing and consulting levels, carried with it associated increases in Automobile expenses, Business meals, and travel expenses, which as a group increased by $46,553 or 73.3% to $110,024 for the eight months ended August 31, 2003 compared to $63,471 for the twelve months ended December 31, 2002

Net loss for the eight months ended August 31, 2003 was $496,704 compared to a net loss of $345,948 an increase of $150,756. The weighted average common shares outstanding increased by 7,500,000 during the eight months ended August 31, 2003. Basic net loss per share decreased to $0.0260 from $0.0299.

                         LIQUIDITY AND CAPITAL RESOURCES

Cash at August 31, 2003, all of which is maintained at the same bank, was $1,952 compared to $39,206 at December 31, 2002. Refundable deposits of $3,300 and Notes Receivable of $22,500 existed at August 31, 2003 whereas no equivalent amounts were in place at December 31, 2002.

Notes payable increased by $321,900 to $401,900 at August 31, 2003 from $80,000 at

December 31, 2002. The increase reflects loans incurred to fund current operating losses. Customer deposits of $9,000, received for the first time during the eight months ended August 31, 2003 represent advance payments from customers for solutions to be delivered after the period end.

Operating activities required cash of $485,952 for the eight months ended August 31, 2003 compared to required cash of $351,982 for the previous year ended December 31, 2002.

For the first eight months of 2003, $180,469 was provided by the sale of stock in the private company compared to $400,000 provided during the twelve months ended December 31, 2002.

            CERTAIN FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

There are a number of important factors that could affect our business and future operating results, including without limitation, the factors set forth below. The information contained in this report should be read in light of such factors. Any of the following factors could harm our business and future operating results.

GIVEN THE LENGTH OF OUR ANTICIPATED SALES AND IMPLEMENTATION CYCLES, IF A SIGNIFICANT NUMBER OF OUR CUSTOMERS DELAY IMPLEMENTATION, OUR FUTURE OPERATING RESULTS MAY SUFFER

We expect to encounter long sales and implementation cycles. How and when to implement, replace, expand or substantially modify an information system, or modify or add business processes, are major decisions for healthcare organizations. Furthermore, the solutions we provide typically require significant capital expenditures by the customer. . We may not realize any revenues to offset our marketing and sales expenditures, and, if we do, accounting principles may not allow us to recognize the revenues during corresponding periods, which could harm our future operating results. Additionally, any decision by our customers to delay implementation may adversely affect our revenues.

THE HEALTHCARE INDUSTRY FACES FINANCIAL CONSTRAINTS THAT COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES

The healthcare industry has faced, and will likely continue to face, significant financial constraints. For example, the shift to managed healthcare in the 1990's put pressure on healthcare organizations to reduce costs, and the Balanced Budget Act of 1997 dramatically reduced Medicare reimbursement to healthcare organizations. Our solutions often involve a significant financial commitment by our customers, and, as a result, our ability to grow our business is largely dependent on our customers' information technology budgets. To the extent healthcare information technology spending declines or increases more slowly than we anticipate, demand for our products would be adversely affected.

We have a history of operating losses and we cannot predict future profitability

Since inception we have incurred losses of $862,240. We may continue to incur net losses and cannot predict when or if we will be profitable in the future.

WE OPERATE IN AN INTENSELY COMPETITIVE MARKET THAT INCLUDES COMPANIES THAT HAVE GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES THAN WE DO

We operate in a market that is intensely competitive. We also face competition from providers of practice management systems, general decision support and database systems and other segment-specific applications, as well as from healthcare technology consultants. A number of existing and potential competitors are more established than we are and have greater name recognition and financial, technical and marketing resources than we do. We expect that competition will continue to increase. Increased competition could harm our business.

IF THE HEALTHCARE INDUSTRY CONTINUES TO UNDERGO CONSOLIDATION, THIS COULD IMPOSE PRESSURE ON OUR PRODUCTS' PRICES, REDUCE OUR POTENTIAL CUSTOMER BASE AND REDUCE DEMAND FOR OUR PRODUCTS

Many healthcare providers have consolidated to create larger healthcare delivery enterprises with greater market power. If this consolidation continues, it could erode our customer base and could reduce the size of our target market. In addition, the resulting enterprises could have greater bargaining power, which may lead to erosion of the prices for our products.

POTENTIAL REGULATION BY THE U.S. FOOD AND DRUG ADMINISTRATION OF OUR PRODUCTS AS MEDICAL DEVICES COULD IMPOSE INCREASED COSTS, DELAY THE INTRODUCTION OF NEW PRODUCTS AND HURT OUR BUSINESS

Although our products currently are not subject to regulations,The U.S. Food and Drug Administration, or FDA, is likely to become increasingly active in regulating computer software intended for use in the healthcare setting. The FDA has increasingly focused on the regulation of computer products and computer-assisted products as medical devices under the federal Food, Drug, and Cosmetic Act, or FDC Act. If the FDA chooses to regulate any of our software or hardware solutions as medical devices, it can impose extensive requirements upon us, including the following:

     - requiring us to seek FDA clearance of a pre-market notification submission demonstrating that the product is substantially equivalent to a device already legally marketed, or to obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the product;

     - requiring us to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

     - requiring us to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of specified device malfunctions and adverse device events.

If we fail to comply with applicable requirements, the FDA could respond by imposing fines, injunctions or civil penalties, requiring recalls or product corrections, suspending production, refusing to grant pre-market clearance or approval of products, withdrawing clearances and approvals, and initiating criminal prosecution. Any final FDA policy governing computer products, once issued, may increase the cost and time to market of new or existing products or may prevent us from marketing our products.

CHANGES IN FEDERAL AND STATE REGULATIONS RELATING TO PATIENT DATA COULD DEPRESS THE DEMAND FOR OUR PRODUCTS AND IMPOSE SIGNIFICANT PRODUCT REDESIGN COSTS ON US

The demand for health care information systems is affected by state and federal laws and regulations that govern the collection, use, transmission and other disclosures of electronic health information. These laws and regulations may change rapidly and may be unclear or difficult to apply.

Federal regulations issued in accordance with the Health Insurance Portability and Accountability Act of 1996, or HIPAA, impose national health data standards on health care providers that conduct electronic health transactions, health care clearinghouses that convert health data between HIPAA-compliant and non-compliant formats and health plans. Collectively, these groups are known as covered entities. These HIPAA standards prescribe transaction formats and code sets for electronic health transactions; protect individual privacy by limiting the uses and disclosures of individually identifiable health information; and require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form.

There are several HIPAA compliance deadlines for covered entities. All covered entities must comply with the transaction and code set standards by October 16, 2003. The compliance deadline for the privacy standards was April 14, 2003 for most covered entities. The compliance deadline for the data security standards is April 20, 2005 for most covered entities. Any failure or perception of failure of our products to comply with HIPAA standards could adversely affect demand for our products and force us to expend significant capital, research and development and other resources to modify our products to address the privacy and security requirements of our customers.

States may adopt privacy standards that are more stringent than the federal HIPAA privacy standards. This may lead to different restrictions for handling individually identifiable health information. As a result, our customers may demand information technology solutions that are adaptable to reflect different and changing regulatory requirements. In the future, federal or state governmental authorities may impose additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules, as finally approved, may have on our business. However, the demand for our products may decrease if we are not able to develop and offer products that can address the regulatory challenges and compliance obligations facing our customers.

OUR PRODUCTS ARE USED TO ASSIST CLINICAL DECISION-MAKING AND PROVIDE INFORMATION ABOUT PATIENT MEDICAL HISTORIES AND TREATMENT PLANS, AND IF THESE PRODUCTS FAIL TO PROVIDE ACCURATE AND TIMELY INFORMATION, OUR CUSTOMERS COULD ASSERT CLAIMS AGAINST US THAT COULD RESULT IN SUBSTANTIAL COST TO US, HARM OUR REPUTATION IN THE INDUSTRY AND CAUSE DEMAND FOR OUR PRODUCTS TO DECLINE

We provide products that assist clinical decision-making and relate to patient medical histories and treatment plans. If these products fail to provide accurate and timely information, customers could assert liability claims against us. Litigation with respect to liability claims, regardless of its outcome, could result in substantial cost to us, divert management's attention from operations and decrease market acceptance of our products. We attempt to limit by contract our liability for damages arising from negligence, errors or mistakes. In addition, we require that our customers approve all system rules and protocols. Despite these precautions, the limitations of liability set forth in our contracts may not be enforceable or may not otherwise protect us from liability for damages. We do not currently maintain general liability insurance coverage, including coverage for errors or omissions. Moreover, this coverage may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims against us. In addition, should we be able to obtain such coverage, the insurer might disclaim coverage as to any future claim. One or more large claims could exceed our available insurance coverage.

Highly complex software products such as ours often contain undetected errors or failures when first introduced or as updates and new versions are released. It is particularly challenging for us to test our products because it is difficult to simulate the wide variety of computing environments in which our customers may deploy them. Despite extensive testing, from time to time we have discovered defects or errors in our products. Defects, errors or difficulties could cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with our products. In addition, despite testing by us and by current and potential customers, errors may be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance.

WE DEPEND ON LICENSES FROM THIRD PARTIES FOR RIGHTS TO THE TECHNOLOGY USED IN SEVERAL OF OUR PRODUCTS, AND IF WE ARE UNABLE TO CONTINUE THESE RELATIONSHIPS AND MAINTAIN OUR RIGHTS TO THIS TECHNOLOGY, OUR BUSINESS COULD SUFFER

We depend upon licenses for some of the technology used in our products from a number of third-party vendors, including MedcomSoft, and Medstar.. Most of these licenses expire within one to five years, can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. We may not be able to continue using the technology made available to us under these licenses on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until we obtain equivalent technology, which could hurt our business. Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to compete directly with us.

                             SOLICITATION OF PROXIES

This proxy statement/prospectus is being furnished to the shareholders of Crown Medical Systems, Inc. in connection with the solicitation of proxies by and on behalf of the board of directors of Crown, for use at the special meeting of shareholders to be held December __, 2003, to consider and act upon the proposed merger of Crown and Link Media Publishing Ltd. The cost of the solicitation will be borne by Crown. In addition to the solicitation of proxies by use of the mails, we may use telephone and other personal contact. Such solicitation will be made by regular employees of Crown, including directors and officers, without additional compensation.

Upon the merger's becoming effective, Crown, a Delaware corporation, will be merged with and into Link, a Nevada corporation, with Link as the surviving corporation but changing its name to Crown.

This proxy statement/prospectus also is included as part of a registration statement on Form S-4 under the Securities Act of 1933 filed by Link with the Securities and Exchange Commission, covering the 16,500,000 shares of Link common stock to be issued to the shareholders of Crown upon effectiveness of the merger, at the rate of 0.825 shares of Link/New Crown common stock for each share of Crown common stock.

                         TIME, DATE AND PLACE OF MEETING

The special meeting will be held at 1215 Jones Franklin Road, Suite 202,Raleigh, North Carolina,276062, at 10:00 AM (local time) on December __, 2003.

                             PURPOSES OF THE MEETING

The special meeting has been called for the purpose of considering and acting upon the proposed merger of Crown with and into Link, with Link as the surviving corporation but changing its name to Crown, and of transacting such other business as may properly come before the meeting.

                         DISSENTERS' RIGHTS OF APPRAISAL

If you dissent from approval of the proposed merger in accordance with Section 262 of the Delaware General Corporation Law, you may be entitled to the fair value of his/her shares of Crown stock as provided in that statutory section. If you are a dissenting shareholder who wishes to exercise his/her appraisal rights, you must comply with all the provisions of Section 262, a copy of which is attached as Appendix II and summarized below.

Any shareholder who perfects his appraisal rights and who neither votes in favor of the merger nor consents thereto shall be entitled to an appraisal by the Court of Chancery of the fair value of his/her shares.

A dissenting shareholder must demand appraisal of his/her shares, in writing delivered to Crown before the vote is taken at the meeting. A proxy against the merger does not constitute the required written demand. Within 10 days of the effective date of the merger, Link, as the surviving corporation and renamed Crown, by certified or registered mail, return receipt requested, will notify each shareholder who has delivered the required written demand and not voted in favor of or consented to the merger that the merger has become effective.

Within 120 days of the effective date of the merger, either the surviving corporation or the dissenting shareholder may petition the Court of Chancery demanding a determination of the value of the shares of all dissenters. However, within 60 days of the effective date, a dissenting shareholder may withdraw his demand for appraisal and accept the terms offered upon the merger. Within 120 days of the effective date, upon written request, a dissenting shareholder shall be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and which have demanded appraisal and the aggregate number of dissenting shareholders. The surviving corporation shall mail the written statement within 10 days of receipt of the written request.

Within 20 days after service of a dissenting shareholder's filing in the Court of Chancery, the surviving corporation shall file in the office of the Register in Chancery a verified list containing the names and addresses of all dissenting shareholders who have demanded appraisal rights and with whom agreement as to the fair value of their shares has not been reached. The hearing on the petition for the fair value of the shares shall be held upon one week's notice. The Court shall determine the shareholders entitled to an appraisal and shall determine the fair value of their shares, together with a fair rate of interest and shall direct payment of the fair value of the shares, together with any interest, by the surviving corporation. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable.

                  SECURITY OWNERSHIP, VOTING AND VOTE REQUIRED

Each shareholder has one vote for each share of common stock registered in his/her name. The proposed merger must be approved by the holders of a majority of the issued and outstanding shares, voting in person or by proxy, at the meeting.

As of the record date, there were 20,000,000 issued and outstanding shares of common stock entitled to notice of and to vote at the special meeting. As of the record date, November __, 2003, to the knowledge of Crown, the following persons were directors, executive officers or beneficial owners of more than 5% of its issued and outstanding shares:

----------------------- --------------------------------- --------------------------- ------------
    TITLE OF CLASS              NAME AND ADDRESS              AMOUNT AND NATURE         PERCENT
                              OF BENEFICIAL OWNER            OF BENEFICIAL OWNER       OF CLASS
----------------------- --------------------------------- --------------------------- ------------
     COMMON STOCK           JAMES A STERLING (1,2,3)              3,833,333              19.2%
                               6724 AMPOSTA DRIVE
                               EL PASO, TX 79912
----------------------- --------------------------------- --------------------------- ------------
                              BRIAN KNIGHT (1,2,3)                3,833,333              19.2%
                              106 SHADOW BEND LANE
                                 CARY, NC 27511
----------------------- --------------------------------- --------------------------- ------------
                               BOBBY STANLEY (1)                   545,000               2.7%
                                  PO BOX 1752
                              SMITHFIELD, NC 27577
----------------------- --------------------------------- --------------------------- ------------
                             JERRY S. WAYT (1,2,3)                3,833,333              19.2%
                                860 SHOWERS LANE
                             MARTINSBURG, WV 25401
----------------------- --------------------------------- --------------------------- ------------
                              LAURENCE WATKINS (1)                 100,000               0.5%
                             1801 SE HILLMOOR DRIVE
                                PORT SAINT LUCIE
                               FLORIDA 34952-7553
----------------------- --------------------------------- --------------------------- ------------
     COMMON STOCK                                                 12,144.999             60.8%
----------------------- --------------------------------- --------------------------- ------------

-----
(1) Director
(2) Officer
(3) 5% beneficial owner.

                                       l

A person giving a proxy has the power to revoke it at any time before it is voted by any of the following actions: the submission of a written revocation, the return of a subsequently dated proxy or personally voting at the special meeting.

                           MANAGEMENT AFTER THE MERGER

If the merger is approved, the following persons will serve as directors:
Messrs. Knight, Sterling, Wayt, Stanley, Marshall and Watkins.

If the merger is approved, the following persons will serve as officers: Mr. Knight, President, Mr. Sterling, Executive Vice President, and Mr. Wayt, Secretary and Treasurer.

Compensation. Neither Mr. Knight, who is expected to serve as chief executive officer of New Crown, nor either Messrs. Sterling or Wayt, who are expected to serve as Executive Vice President and Secretary and Treasurer, respectively, officers, is expected to receive total annual salary and bonus in excess of $100,000; none of them received total annual salary and bonus in excess of $100,000 as executive officers of Crown during its last fiscal year.

Crowndid not maintain any stock option during its last fiscal year and it is not expected that any stock option or similar plan will be maintained after the merger. Crown maintains group health, hospitalization and medical reimbursement that were available generally to all salaried employees and did not discriminate in favor of directors or executive officers and it is expected that similar plans will be maintained after the merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. None of the directors or executive officers of Crown had a direct or indirect material interest in any transaction with Crown during the last two years and none of the persons who will serve as directors or executive officers after the merger have a direct or indirect material interest in any proposed transaction with the surviving corporation.

SHAREHOLDER PROPOSALS. If you are submitting a shareholder proposal for Crown's next annual meeting, for which no date has been selected, the deadline is a reasonable time before Crown begins to print and mail its proxy materials.

.. ALL CROWN SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. The proposed merger is a matter of great importance to Crown. The votes of all shareholders also are important, regardless of the number of shares owned. WHETHER OR NOT YOU WILL ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR VOTES ARE REPRESENTED. THEREFORE, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID, PRE-ADDRESSED ENVELOPE.


Respectfully submitted,


Brian Knight, President

Crown Medical Systems, Inc.
6006 N. Mesa, Suite 709
El Paso, Texas 79912

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)


                      PRO-FORMA CONSOLIDATED BALANCE SHEET
                                 August 31, 2003
                                   (Unaudited)


















INTRODUCTION



PRO-FORMA CONSOLIDATED BALANCE SHEET



NOTES TO PRO-FORMA CONSOLIDATED BALANCE SHEET

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                      PRO-FORMA CONSOLIDATED BALANCE SHEET
                                 August 31, 2003
                                   (Unaudited)


INTRODUCTION

On September 3, 2003, Link Media Publishing Ltd. ("Link" or "the Company"), a Nevada corporation, executed an Agreement and Plan of Merger (the "Agreement") to acquire 100% of the issued and outstanding common shares of Crown Medical Systems, Inc. ("Crown"), a Delaware corporation, in exchange for 16,500,000 post split restricted shares of common stock of Link. In addition, certain of Crown management will receive a total of 5,000,000 non-voting, non-participating preferred shares of Link which will be convertible into post split common shares of Link, on a one for one basis, upon the booking of $10,000,000 of sales revenue in any twelve-month period. As a further condition to the Agreement, Link will acquire for treasury, 10,000,000 post split restricted common shares from a director for nominal consideration. Certain key employees and consultants of Crown will be granted a total of 1,500,000 options to acquire post split common shares of the Company's at a price of $0.75 per share for a period of 60 months. Effective July 14, 2003, in connection with this proposed acquisition, Link completed a 5:1 split of its outstanding common stock.


This Agreement takes precedent over the Share Purchase Agreement executed June 20, 2003. Link is a development stage, company. The Agreement and Plan of Merger is subject to approval of the shareholders of Crown Medical Systems, Inc. In connection with this transaction, Link will change its name to Crown Medical Systems, Inc. Effective August 31, 2003 (careful!) Link commenced the completion of the transaction pursuant to a definitive Share Exchange Agreement..

As a further condition precedent to the acquisition of Crown Medical Systems, Inc., Link will dispose of its wholly-owned subsidiary Business to Business Publishing Inc. ("B2B") to two Directors of the Company in exchange for the return of 13,000,000 post split common shares originally issued as consideration for the acquisition of B2B. The Company will cancel the re-acquired shares, and the B2B nominated directors will resign.

This transaction will be accounted for as a recapitalization using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction will be presented as a continuation of Crown. Under reverse acquisition accounting, the value assigned to the common stock of consolidated Link on acquisition of Crown will be equal to the book value of the common stock of Crown plus the book value of the net assets of Link as at the date of the transaction.

The pro-forma Consolidated Balance Sheet has been prepared to reflect the Consolidated Balance Sheet of Link as at August 31, 2003 assuming the acquisition of Crown had occurred effective August 31, 2003. As the results of operations of consolidated Link are considered to be a continuation of the results of Crown, and the audited financial statements of Crown for the fiscal year ended December 31, 2002 and 2001 and the unaudited financial statements of Crown for the interim period ended August 31, 2003 have been included in the Company's filing on Form S-4, no pro-forma statements of operations have been presented.

The pro-forma consolidated Balance Sheet is based on the following unaudited financial statements:

    o Link - consolidated balance sheet as at August 31, 2003.

    o Crown - balance sheet as at August 31, 2003.



This pro-forma consolidated Balance Sheet should be read in conjunction with Link's February 28, 2003 audited financial statements as filed on Form 10-KSB.

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                      PRO-FORMA CONSOLIDATED BALANCE SHEET



(unaudited)                                                      (expressed in United States dollars)
                                                           B2B
                                                       DISPOSAL PRO-      ADJUSTED
                                                          FORMA          LINK POST
                                            LINK        ADJUSTMENT        DISPOSAL         CROWN
                                          31-Aug-03     Note 3 (a)       31-Aug-03       31-Aug-03
====================================================================================================
                                         ASSETS
 CURRENT ASSETS
     Cash                                     $ 501       $ (162)           $ 339          $ 1,942
     Accounts receivable                      3,751       (3,751)               -                -
     Refundable deposits                          -            -                -            3,300
     Notes receivable                             -            -                -           22,500
     Other receivables                        1,146       (1,146)               -                -
                                                                              $ -
                                              5,398       (5,059)             339           27,742
                                                                                -
 FURNITURE AND EQUIPMENT,
net of depreciation                             625            -              625           33,887
                                            $ 6,023     $ (5,059)           $ 964         $ 61,629
====================================================================================================

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
     Accounts payable and accrued
   liabilities                              $14,986     $ (5,515)         $ 9,471              $ -
     Customer deposits                            -            -                -            9,000
     Notes payable                                -            -                -          401,900
                                             14,986       (5,515)           9,471          410,900

 STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
     Common stock                             6,390            -            6,390           20,000
     Preferred stock                              -            -                -                -
     Additional paid in capital              86,820            -           86,820          492,969
     Accumulated other comprehensive
   income (LOSS)                             (1,063)           -           (1,063)               -
     Deficit                               (101,110)         456         (100,654)        (862,240)
                                             (8,963)         456           (8,507)        (349,271)
                                            $ 6,023     $ (5,059)           $ 964         $ 61,629
====================================================================================================

                                                                                                  PRO-FORMA
                                                CONSOLIDATED PRO-FORMA ADJUSTMENTS              CONSOLIDATED
                                                              NOTE 3                                LINK
                                            (b)     (c)        (d)       (e)    (h)  (i)   (j)    31-Aug-03
===========================================================================================================

 CURRENT ASSETS
     Cash                                  $-        $ -       $ -       $ -   $-   $-    $-       $ 2,281
     Accounts receivable                    -          -         -         -    -    -     -             -
     Refundable deposits                    -          -         -         -    -    -     -         3,300
     Notes receivable                       -          -         -         -    -    -     -        22,500
     Other receivables                      -          -         -         -    -    -     -             -

                                            -          -         -         -    -    -     -        28,081

 FURNITURE AND EQUIPMENT,
net of depreciation                         -          -         -         -    -    -     -        34,512
                                           $-        $ -       $ -       $ -   $-   $-    $-      $ 62,593
===========================================================================================================


 CURRENT LIABILITIES
     Accounts payable and accrued
   liabilities                             $-        $ -       $ -       $ -   $-   $-    $-       $ 9,471
     Customer deposits                      -          -         -         -    -    -     -         9,000
     Notes payable                          -          -         -         -    -    -     -       401,900
                                            -          -         -         -    -    -     -       420,371

 STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
     Common stock                           -     (6,390)        -     9,552    -    -     -        29,552
     Preferred stock                        -          -         -     5,000    -    -     -         5,000
     Additional paid in capital             -    (86,820)   (8,507)  (14,552)   -    -     -       469,910
     Accumulated other comprehensive
   income (LOSS)                            -      1,063         -         -    -    -     -             -
     Deficit                                -    100,654         -         -    -    -     -      (862,240)
                                            -      8,507    (8,507)        -    -    -     -      (357,778)
                                           $-    $ 8,507   $(8,507)      $ -   $-   $-    $-      $ 62,593
===========================================================================================================



The accompanying notes are an integral part of this pro-forma consolidated balance sheet

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                      PRO-FORMA CONSOLIDATED BALANCE SHEET

                  NOTES TO PRO-FORMA CONSOLIDATED BALANCE SHEET

                                 AUGUST 31, 2003
                                   (Unaudited)


NOTE 1 - ACQUISITION

On September 3, 2003, Link Media Publishing Ltd. ("Link" or "the Company"), a Nevada corporation, executed an Agreement and Plan of Merger (the "Agreement") to acquire 100% of the issued and outstanding common shares of Crown Medical Systems, Inc. ("Crown"), a Delaware corporation, in exchange for 16,500,000 post split restricted shares of common stock of Link. In addition, certain of Crown Officers, Directors and key employees will receive a total of 5,000,000 non-voting, non-participating preferred shares of Link which will be convertible into post split common shares of Link, on a one for one basis, upon the booking of $10,000,000 of sales revenue in any twelve-month period. As a further condition to the Agreement, Link will acquire for treasury, 10,000,000 post split common shares from a director for nominal consideration. The Company contemplates the issuance to certain key employees and consultants of Crown a total of 1,500,000 options to acquire post split common shares of the Company's at a price of $0.75 per share for a period of 60 months.

For purposes of this pro-forma consolidated Balance Sheet, this acquisition has been accounted as a recapitalization using accounting principles applicable to reverse acquisitions whereby the value assigned to the common stock of consolidated Link on acquisition of Crown will be equal to the book value of the common stock of Crown plus the book value of the net assets of Link as at the date of the transaction.



The pro-forma book value of Link's Capital Stock as at August 31, 2003 is calculated as follows:

         Crown capital stock                         $512,969

         Link net assets, post B2B disposal          (    8,507)
                                                     -----------

         Link pro-forma capital stock                $504,462
                                                     ========



Link's pro-forma Capital Stock is made up as follows:

         Capital stock - Common                      $ 29,552

         Capital stock - Preferred                      5,000

         Additional paid-in capital                   469,910
                                                      -------

                                                     $504,462
                                                     ========


NOTE 2 - SHARE SPLIT

As part of the Agreement, the current and outstanding shares of Link were to be split on a five for one basis. The 5:1 split took place on July 14, 2003.

NOTE 3 - PRO-FORMA ADJUSTMENTS

(a)      DISPOSAL OF B2B.

As a condition precedent to the acquisition of Crown Medical Systems, Inc., Link will dispose of its interest in Business to Business Publishing Inc. ("B2B") to two Directors of the Company in exchange for the return of 13,000,000 post split common shares originally issued as consideration for the acquisition of the B2B. The Company will cancel the re-acquired shares, and the B2B nominated directors will resign.

A pro-forma adjustment has been made to reflect the disposal as at August 31, 2003.as follows:

Disposal of Current Assets
          Cash                                   $ 162
          Accounts receivable                    3,751
          Other receivables                      1,146
                                                 -----
                                                 5,059
Disposal of Accrued Liabilities                 (5,515)
                                               -------
          Net assets disposed of                   456
Consideration   received  (return  of
shares by B2B)
                                                 2,600
Gain on disposal                                $3,056
                                                ======
(b)      RECORD FAIR VALUE OF SHARE OPTIONS

In connection with the acquisition, Link agreed to grant stock options. Accounting principles applicable to business combinations require that the fair value of stock options granted in connection with a business combination be recorded as part of the purchase price at their fair values. A pro-forma adjustment is required to record the fair value of 1,500,000 stock options granted at an exercise price of $0.75 per share The options were valued in accordance with the provisions of SFAS No. 123 by applying the fair value method using the Black-Scholes option-pricing model.

The fair value of the stock options was determined to be $ Nil by using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rates of 3%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0% and a weighted average expected life of the options of 5 years. The volatility was determined to be 0% as no relevant historic market volatility had yet been established in the trading of shares of the Company's common stock.

(c)      ELIMINATION OF LINK'S STOCKHOLDERS' EQUITY.

In accordance with reverse acquisition accounting, the financial statements subsequent to the date of the transaction will be presented as a continuation of Crown and as a result the stockholders' equity of Link which is equal to the book value of net assets, has been eliminated as follows:

                                                                       Total
                                                                 Elimination
Link share capital (after return of B2B shares)                     $  3,790
Link additional paid in capital                                       86,820
Link accumulated other comprehensive income (loss)                    (1,063)
Link accumulated deficit                                             (98,054)
                                                                    --------
Adjusted book value of Link net assets                             $  (8,507)
                                                                   =========

(d)      RECORD VALUE ASSIGNED TO LINK UNDER REVERSE MERGER ACCOUNTING

As at the date of the transaction, Link does not have any significant operations or assets and as a result the transaction will be accounted for as a recapitalization using accounting principles applicable to reverse acquisitions and accordingly, no goodwill is recorded and the value assigned to Link is equal to the book value of the net assets of Link as at the date of the transaction. As at August 31, 2003, the adjusted net book value of the net assets deficiency of Link (as calculated in (b) above) is $( 8,507)



(e)      RESTATEMENT OF SHARE CAPITAL UNDER REVERSE MERGER ACCOUNTING

In accounting for this reverse merger, the legal share capital is that of Link (the legal parent) and the value of share capital is calculated as described in
Note 1. Upon completion of this transaction, Link will have 29,552,000 of its $US 0.001 par value common shares issued and outstanding, and 5,000,000 of its $US 0.001 par value preferred shares issued and outstanding. In addition, Link will have 1,500,000 common stock purchase warrants outstanding with a fair value as described and calculated in (b) above. Adjustments are required to reconcile the pro-forma consolidated share capital as follows:


-------------------------------------------------------------------------------------------------
                                        Capital       Capital       Additional      Total Share
                                         Stock         Stock         Paid in          Capital
                                        Common       Preferred       Capital
                                        Shares         Shares
-------------------------------------------------------------------------------------------------
Link, as at August 31, 2003                $ 6,390           $ .         $ 86,820        $ 93,210
-------------------------------------------------------------------------------------------------
Crown, as at August 31, 2003                20,000                        492,969         512,969
-------------------------------------------------------------------------------------------------
Pro-forma adjustment 3 (a)                  (2,600)                                        (2,600)
-------------------------------------------------------------------------------------------------
Pro-forma adjustment 3 (b)
-------------------------------------------------------------------------------------------------
Pro-forma adjustment 3 (c)                  (3,790)                       (86,820)        (90,610)
-------------------------------------------------------------------------------------------------
Pro-forma adjustment 3 (d)                                                 (8,507)         (8,507)
-------------------------------------------------------------------------------------------------
Pro-forma adjustment 3 (e)                   9,552         5,000          (14,552)
                                             -----         -----          -------
-------------------------------------------------------------------------------------------------
Pro-forma, August 31, 2003
(unaudited)
                                          $ 29,552       $ 5,000        $ 469,910       $ 504,462
                                          ========       =======        =========       =========
-------------------------------------------------------------------------------------------------











                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 31, 2003

                                   (Unaudited)























CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                           CONSOLIDATED BALANCE SHEETS


                                                                                                August 31,       February 28,
                                                                                                      2003               2003
==============================================================================================================================
                                                                                            (Unaudited)

                                     ASSETS
  CURRENT ASSETS
     Cash                                                                                        $     501        $     3,372
     Accounts receivable                                                                             3,751              5,210
     Other receivables                                                                               1,146                723
------------------------------------------------------------------------------------------------------------------------------

                                                                                                     5,398              9,305

  EQUIPMENT                                                                                            625                695
------------------------------------------------------------------------------------------------------------------------------

                                                                                                 $   6,023        $    10,000
=============================================================================================================================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES
     Accounts payable                                                                            $  14,986         $    6,782
------------------------------------------------------------------------------------------------------------------------------

  GOING CONCERN CONTINGENCY (Note 1)

  STOCKHOLDERS' EQUITY
     Capital stock (Note 5)
        Common stock, $0.001 par value, 70,000,000 shares authorized Preferred stock, $0.001 par value, 5,000,000 shares authorized
        31,951,835 post-split common shares issued and outstanding                                   6,390              6,390
     Additional paid-in capital                                                                     86,820             86,820
  Additional other comprehensive income (loss)                                                      (1,063)            (1,165)
  Deficit                                                                                         (101,110)           (88,827)
------------------------------------------------------------------------------------------------------------------------------

                                                                                                    (8,693)              3,218
------------------------------------------------------------------------------------------------------------------------------

                                                                                                 $   6,023         $    10,000
==============================================================================================================================





  The accompanying notes are an integral part of these interim consolidated financial statements

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                  INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)



                                                               Three month      Three month        Six month         Six month
                                                              period ended     period ended     period ended      period ended
                                                                August 31,       August 31,       August 31,        August 31,
                                                                      2003             2002             2003              2002
==============================================================================================================================
REVENUE                                                       $          -     $        190     $          -      $     16,470
------------------------------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Commissions (recovery)                                                -           (1,525)               -               557
   Consulting fees                                                       -            1,822                -             5,500
   Office and general                                                4,445            4,949            5,721             9,771
   Printing, design and distribution                                     -            2,065                -             6,131
   Professional fees                                                 4,898            4,512            6,562            12,537
------------------------------------------------------------------------------------------------------------------------------

                                                                     9,343           11,823           12,283            34,496
------------------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                                       $     (9,343)    $    (11,633)    $    (12,283)     $   (18,026)
==============================================================================================================================


BASIC NET LOSS PER SHARE                                      $      (0.00)    $      (0.00)    $      (0.00)     $     (0.00)
==============================================================================================================================


WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                                                   31,951,835       31,951,835       31,951,835       31,715,125
==============================================================================================================================








  The accompanying notes are an integral part of these interim consolidated financial statements

                           LINK MEDIA PUBLISHING LTD.
                          (a development stage company)

                  INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                                                      Six month period       Six month period
                                                                                                 ended                  ended
                                                                                       August 31, 2003        August 31, 2002
==============================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                                                $     (12,283)          $    (18,026)
  Adjusted for item not involving cash:
         Depreciation                                                                               70                      -
------------------------------------------------------------------------------------------------------------------------------

                                                                                               (12,213)               (18,026)
      Net changes in non-cash working capital items                                              9,240                (21,195)
------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS USED IN OPERATING ACTIVITIES                                                     (2,973)               (39,221)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of equipment                                                                           -                  (772)
------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                          -                  (772)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from common share subscriptions and issuances                                             -                15,810
  Net repayments to related party                                                                    -               (10,303)
------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                                             -                 5,507
------------------------------------------------------------------------------------------------------------------------------

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH                                                    102                (3,520)
------------------------------------------------------------------------------------------------------------------------------

DECREASE IN CASH                                                                                (2,871)              (38,006)

CASH, BEGINNING OF PERIOD                                                                        3,372                54,711
------------------------------------------------------------------------------------------------------------------------------

CASH, END OF PERIOD                                                                      $         501           $    16,705
==============================================================================================================================







   The accompanying notes are an integral part of these interim consolidated financial statements

                           LINK MEDIA PUBLISHING LTD.
                         (a development stage company)

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                                AUGUST 31, 2003
--------------------------------------------------------------------------------
                                  (Unaudited)




NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

The Company, through an agreement dated February 15, 2002 and completed on February 22, 2002, acquired 100% of the issued and outstanding shares of Business to Business Publishing Inc. ("B2B"), a private British Columbia, Canada, company involved in the business of publishing specialized interest publications targeting particular readership in exchange for 2,600,000 shares of the Company. The Company has completed a registration statement filed with the Securities and Exchange Commission and has listed its shares for trading on the OTC Bulletin Board in the USA.

The Company has incurred losses since inception totalling $101,110 and due to the lack of working capital ceased the operations of B2B during the fourth quarter of fiscal 2002 and accordingly, commencing March 1, 2003 the Company is considered a development stage company as it no longer had any business operations. The ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern.

Refer to Note 7 - Subsequent Events.

UNAUDITED INTERIM FINANCIAL STATEMENTS
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended February 28, 2003 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited consolidated financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended August 31, 2003 are not necessarily indicative of the results that may be expected for the year ending February 29, 2004.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

ORGANIZATION
The Company was incorporated on January 29, 2002 in the State of Nevada. The Company's fiscal year end is February 28 with its initial period being from January 29, 2002 (inception) to February 28, 2002.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Business to Business Publishing Inc. ("BtoB"), incorporated on December 15, 2000 in British Columbia, Canada. All significant intercompany transactions and account balances have been eliminated.

USE OF ESTIMATES AND ASSUMPTIONS
Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

LINK MEDIA PUBLISHING LTD.
(a development stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2003
--------------------------------------------------------------------------------
(Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)
--------------------------------------------------------------------------------

FOREIGN CURRENCY TRANSLATION
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS
In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities approximate carrying value due to the short-term maturity of the instruments.

NET LOSS PER COMMON SHARE
Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share. Net loss per share for the period ended August 31, 2002 has been restated to give retroactive effect to the 5:1 stock split in 2003.

STOCK-BASED COMPENSATION
The Company has not adopted a stock option plan and has not granted any stock options. Accordingly no stock-based compensation has been recorded in any period.

INCOME TAXES
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at February 28, 2003 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

GOODWILL
In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value as determined on a reporting unit basis. SFAS 142 is effective for fiscal years beginning after December 15, 2001. (Refer to Note 4)


NOTE 3 - RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

Upon acquisition of B2B the directors of B2B were appointed directors of the Company.

At August 31,2003 $nil (2002 $20,557) is owing to a director for cash advances which is non-interest bearing and has no specific terms of repayment.

LINK MEDIA PUBLISHING LTD.
(a development stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2003
--------------------------------------------------------------------------------
(Unaudited)


NOTE 4 - ACQUISITION OF BUSINESS TO BUSINESS PUBLISHING INC.
--------------------------------------------------------------------------------

The Company, through an agreement dated February 15, 2002 and completed on February 22, 2002, acquired 100% of the issued and outstanding shares of B2B, in exchange for 2,600,000 restricted shares of the Company. B2B was incorporated in British Columbia on December 15, 2000 and which commenced operations on July 1, 2001.

During the fourth quarter of 2002 the Company ceased the operations of B2B due to the lack of working capital. Management is seeking new financing to fund future operations but to date has not been successful in raising required funds. Accordingly, at the year end February 28, 2003 the Company wrote off the carrying value of goodwill relating to B2B of $41,075. Refer to Note 7 - Subsequent Events.


NOTE 5 - CAPITAL STOCK
--------------------------------------------------------------------------------

The Company's capitalization is 70,000,000 common shares with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001.

During the year ended February 28, 2003 the Company completed a private placement of 290,367 common shares at a price of $0.30 per share for total proceeds of $87,110.

On July 14, 2003, the Company completed a 5:1 stock split of its outstanding share capital in connection with the proposed acquisition of Crown Medical Systems, Inc. resulting in an increase in outstanding common shares from 6,390,367 shares to 31,951,835 shares. Refer to Note 7.

To August 31, 2003, the Company has not granted any stock options and has not recorded any stock-based compensation.


NOTE 6 - INCOME TAXES
--------------------------------------------------------------------------------

The Company and its subsidiary have net operating loss carry-forwards of approximately $101,000, which may be available to offset future taxable income. These losses will expire beginning in 2009. Due to the uncertainty of realization of these loss carry forwards, the benefit is not reflected in the financial statements as the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carry forwards.

NOTE 7 - SUBSEQUENT EVENT
--------------------------------------------------------------------------------

On September 3, 2003, the Company executed an Agreement and Plan of Merger (the "Agreement") with Crown Medical Systems Inc. ("Crown"). This Agreement takes precedent over the Share Purchase Agreement executed June 20, 2003. Crown Medical is a private Delaware company that provides computer software, hardware and support solutions to the health care industry.

The terms of the agreement provide inter alia for:

     (a) Share Split - the current and outstanding shares of the Company are to be split on a five for one basis. The 5:1 split took place on July 14, 2003.

     (b) Disposal of B2B - as a condition precedent to the acquisition of Crown Medical Systems, Inc., the Company will dispose of its interest in B2B to two Directors of the Company in exchange for 2,600,000 (13,000,000 post split) restricted common shares issued as consideration for the acquisition of the B2B (refer to Note 4).

         The Company will cancel the re-acquired shares, and the B2B nominated directors (refer to Note 3) will resign. The Company will incur a gain of approximately $4,000 on the de-acquisition of B2B.

LINK MEDIA PUBLISHING LTD.
(a development stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2003
--------------------------------------------------------------------------------
(Unaudited)


     (c) Acquisition for Treasury - The Company will acquire for treasury, 2,000,000 (10,000,000 post split) restricted common shares from a director for nominal consideration.

     (d)





Under the terms of the Agreement, the Company forward split its common stock on a five for one basis (effected July 14, 2003) and will dispose of its interest in B2B to two directors or the Company in exchange for a return of the 2,600,000 (13,000,000 post-split) restricted common shares issued on the acquisition of B2B. As consideration for the acquisition, the Company will issue 6,500,000 post-split shares of common stock to the former shareholders of Crown Medical and 5,000,000 shares of non-voting preferred stock to the management of Crown Medical. The preferred shares will be convertible into common shares on a one for one basis upon the Company attaining $10,000,000 of sales revenues within twelve months of closing of the acquisition. In addition, certain key management of Crown Medical will be granted a total of 1,500,000 options to acquire shares of the Company's common stock at a price of $0.75 per share for a period of 60 months. Furthermore the Agreement provides that that 10,000,000 common shares held by a director of Link Media be returned to treasury and every 0.825 shares of Crown Medical will be converted into one restricted share of the post-merger company, while shares of Link Media will be converted on a one to one ratio. This Agreement and Plan of Merger is subject to approval of the shareholders of Crown Medical.

Upon completion of this transaction the former shareholders of Crown will own approximately 66% of the common shares of the Company. This will result in a change in control of the Company, and will be accounted for as a reverse-merger.

                           CROWN MEDICAL SYSTEMS, INC.







                          INTERIM FINANCIAL STATEMENTS





                                 AUGUST 31, 2003

                                   (Unaudited)

   Donald L. Abrecht
   Certified Public Accountant
   ............................................................................
                                                           102 North Main Street
                                                                    P.O. Box 156
                                                             Woodsboro ,MD 21798
                                                              301-845-2312 Phone
                                                                301-845-4672 Fax
                                                                dlacpa@erols.com


September 24, 2003



Crown Medical Systems, Inc.
860 Showers Lane
Martinsburg, WV  25401

To The board of directors Crown Medical Systems, Inc.

         I have reviewed the accompanying balance sheet of Crown Medical Systems, Inc. as of August 31, 2003 and the related statement of operations, changes in stockholders' equity (deficit) and cash flows, for the eight months then ended, in accordance with standards established by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Crown Medical Systems, Inc.

         A review consists principally of inquires of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express an opinion.

         Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Sincerely,



Donald L. Abrecht
Certified Public Accountant

                           CROWN MEDICAL SYSTEMS, INC.
                                  BALANCE SHEET


                                                             August 31,     December 31,      December 31,
                                                                  2003             2002              2001
============================================================================================================
                                                            (Unaudited)
                                     ASSETS

CURRENT ASSETS
      Cash                                                     $ 1,942            $ 39,206            $ 239
      Refundable deposits                                        3,300
      Subscriptions receivable                                                                        7,500
      Notes receivable (Note 5)                                 22,500                   -                -
------------------------------------------------------------------------------------------------------------
                                                               27,742.              39,206            7,739
------------------------------------------------------------------------------------------------------------

FIXED ASSETS
      Office Equipment                                          40,592               9,051
      Less:  Accumulated Depreciation                            6,705               1,293
------------------------------------------------------------------------------------------------------------
                                                                33,887               7,758
------------------------------------------------------------------------------------------------------------

                                                              $ 61,629            $ 46,964          $ 7,739
============================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Due to Officers and Directors (Note 3)                                                       $ 14,827
      Notes Payable (Note 6)                                   401,900              80,000
      Customer Deposits (Note 7)                                 9,000                   -                -
------------------------------------------------------------------------------------------------------------
                                                               410,900              80,000           14,827
------------------------------------------------------------------------------------------------------------
GOING CONCERN CONTINGENCY (Note 1)

STOCKHOLDERS' EQUITY
      Capital Stock
         Common Stock, $0.001 par value, 25,000,000
         (2002-20,000,000; 2001 -15,000,000)
         authorized
         20,000,000 (2002 - 18,150,000; 2001 -                  20,000              18,150            5,000
         5,000,000)  shares issued and outstanding
      Additional paid-in capital                               492,969             314,350
      Capital Stock Subscribed                                                                        7,500
      Deficit                                                 (862,240)           (365,536)         (19,588)
------------------------------------------------------------------------------------------------------------

                                                              (349,271)            (33,036)          (7,088)
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                          $ 61,629            $ 46,964           $7,739
============================================================================================================


Read accompanying notes to financial statements.

                           CROWN MEDICAL SYSTEMS, INC.
                         INTERIM STATEMENT OF OPERATIONS


                                                      Eight month          Twelve month          Five month
                                                     period ended          period ended        period ended
                                                       August 31,          December 31,        December 31,
                                                             2003                  2002                2001
============================================================================================================
                                                       (Unaudited)
REVENUE                                                   $ 92,499             $ 17,680                $  -
------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
      Auto expense                                          26,914               6,123                8,114
      Advertising                                           15,127               8,549
      Business meals                                         7,279               2,292
      Consulting fees                                      273,781             250,450
      Depreciation                                           5,412               1,293
      Equipment rental                                      16,870               9,014
      Insurance                                             11,003                 113
      Installation expense                                   1,420               9,155                6,250
      Meeting expense                                        2,031               1,190
      Office expense                                        16,586               6,791                1,196
      Professional Fees                                     14,598               3,455
      Rent                                                  20,780               8,050
      Salaries - officers                                   86,000
      Taxes - payroll                                        7,341
      Travel expense                                        67,983              48,799                2,414
      Taxes, licenses and fees                               1,902                 182
      Telephone and utilities                               14,176               8,202                1,614
------------------------------------------------------------------------------------------------------------

Total operating expenses                                   598,203             363,628               19,588
                                                      ------------------------------------------------------


NET LOSS FOR THE PERIOD                                    496,704             345,948               19,588

DEFICIT - Beginning of period                              365,536              19,588                    -
------------------------------------------------------------------------------------------------------------
DEFICIT - End of period                                  $862,240.            $365,536              $19,588
============================================================================================================
BASIC NET LOSS PER SHARE                                  $ 0.0260            $ 0.0299             $ 0.0039
============================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              19,075,000          11,575,000            5,000,000
============================================================================================================


Read accompanying notes to financial statements.

                           CROWN MEDICAL SYSTEMS, INC.
                         INTERIM STATEMENT OF CASH FLOWS

                                                      Eight month          Twelve month          Five month
                                                     period ended          period ended        period ended
                                                       August 31,          December 31,        December 31,
                                                             2003                  2002                2001
============================================================================================================
                                                       (Unaudited)
CASH FOWS FROM OPERATING ACTIVITIES
      Net Loss                                         $ (496,704)           $ (345,948)          $ (19,588)
------------------------------------------------------------------------------------------------------------
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

      Increase in customer deposits                         9,000.
      Increase in refundable deposits                      (3,300)
      Decrease (Increase) in subscriptions                                        7,500              (7,500)
      receivable
      Depreciation                                          5,412                 1,293
      Increase (Decrease) in accounts payable                                   (14,827)             14,827
------------------------------------------------------------------------------------------------------------
                                                           11,112                (6,034)              7,327
------------------------------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITES                     (485,592)             (351,982)            (12,261)
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OTHER ACTIVITIES
      Stock sale proceeds                                 180,469               400,000              12,500
      Purchase of equipment                               (31,541)               (9,051)
      Loan proceeds                                       321,900
      Increase in notes receivable                        (22,500)
------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OTHER ACTIVITIES                   448,328               390,949              12,500
------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                           (37,264)               38,967                 239

CASH - BEGINNING OF PERIOD                                 39,206                   239
------------------------------------------------------------------------------------------------------------

CASH - END OF PERIOD                                        1,942                39,206                 239
============================================================================================================


Read accompanying notes to financial statements.

                           CROWN MEDICAL SYSTEMS, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
-------------------------------------------------------------------------------

Note 1 - ORGANIZATION
---------------------

         Crown Medical Systems, Inc. was incorporated on July 20, 2001 under the laws of the State of Delaware and has a fiscal year ending December 31. At the current state of development, the Company can and intends to offer its customers a total solution within the hospital, clinic, and physician office markets in the area of electronic medical record management and security.

         The company has three operating locations:
             (1) Corporate Administrative Offices in Martinsburg, West Virginia,
             (2) Corporate offices and National Service Center in El Paso, Texas
                  and
             (3) Sales, Marketing and Support offices in Raleigh, North Carolina

         Since inception, the Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's product deployment will be successfully completed or that it will be a commercial success. Further, the Company is dependent upon certain related parties to provide continued funding and capital resources.

Note 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

         METHOD OF ACCOUNTING
         --------------------

         For financial reporting purposes the company recognizes revenues and expenses on the accrual method of accounting.

         ESTIMATES
         ---------

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Accordingly, actual results could vary from the estimates that were assumed in preparing the financial statements.

         COMPUTER AND OFFICE EQUIPMENT
         -----------------------------

         Computer and office equipment are recorded at cost. Expenditures for major betterments and additions are capitalized while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed.

         Depreciation is computed by the straight-line method over estimated useful lives of five years


         INCOME TAXES
         ------------

         Prior to February 10, 2003, the financial statements of the Company did not include a provision for Income Taxes because the taxable income of Crown Medical Systems, Inc. (Delaware) was included in the Income Tax Returns of the Stockholders under the Internal Revenue Service "S" Corporation elections.

         In connection with the investment in shares by Corporate entities, and the proposed reverse takeover of Link Marketing Publishing Limited, the Company is no longer treated as a chapter "S" Corporation for Income Tax purposes. The Company will be subject to federal and state income taxes and will recognize deferred taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires companies subject to income taxes to adjust their deferred tax assets and liabilities based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. Based upon temporary differences existing as of December 31, 2002 and August 31, 2003, the net deferred income tax assets are insignificant individually and in total.

         A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets is not reasonably assured.

         (LOSS) PER SHARE
         ----------------

         (Loss) per share is computed by dividing net (loss) for the year by the weighted average number of shares outstanding.

         COMPREHENSIVE INCOME
         --------------------

         SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting and presentation of changes in stockholders' equity resulting from non-owner sources. Comprehensive income is the total of net income (loss) and other comprehensive income. For the Company, other comprehensive income is comprised entirely of foreign currency translation adjustments.

         STATEMENT OF CASH FLOWS
         -----------------------

         For purposes of this statement the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.


Note 3 - RELATED PARTY TRANSACTIONS
-----------------------------------

         Office premises have been provided to the Company by a corporate officer at no cost to the company.

         Accounts Payable of $14,827 due to Officers and Directors at December 31, 2001 consists of unreimbursed corporate expenses.

Note 4 - COMMITMENTS
--------------------

         The Company leases its office facility and certain equipment under operating leases that expire at various dates through March 31, 2008.

         Future minimum lease payments as of December 31, 2003 are as follows:

         YEAR ENDING
         2004                       $ 52,092
         2005                         32,596
         2006                         14,483

         2007                         14,483
         2008                          3,621
                                 -----------
                                    $117,275
                                 ===========


         Rent expense was approximately $20,780 for the eight months ended August 31, 2003 ($8,050 for the year ended December 31, 2002).
         .

NOTE 5 - NOTES RECEIVABLE
-------------------------

         The Company made advances to three of its distributors to assist the Distributors in marketing the Crown Medical solution. The advances are interest free, to be repaid out of future sales.

NOTE 6 - NOTES PAYABLE
----------------------

         The company has received loans to satisfy working capital requirements from shareholders of the Company. Of the amount outstanding at August 31, 2003,

         (1) $80,000 received from two shareholders is unsecured, repayable to the note holder upon the receipt of payment from the first HUD Hospital installation or on the completion of any merger arrangements is payable on demand and bears interest at 5% per annum.

         (2) $199,900 due to a group of five shareholders is unsecured, non-interest bearing and has no specific terms of repayment

         (3) $50,000 due to a Director, is unsecured, non-interest bearing and has no specific terms of repayment

         (4) $72,000 is unsecured, bears interest at 10% and was due on May 31, 2003. The loan, together with accumulated interest was repaid on October 13, 2003.

NOTE 7 - CUSTOMER DEPOSITS
--------------------------

         Customer deposits represent funds received from customers pending delivery of the Crown Solution. These funds are interest free and are not segreted.

NOTE 8 - SUBSEQUENT EVENT
-------------------------

         On September 3, 2003, the Company executed an Agreement and Plan of Merger (the "Agreement") with Link Media Publishing Ltd. ("Link"). This Agreement takes precedent over the Share Purchase Agreement executed June 20, 2003. Link is a development state, Public company. The Agreement and Plan of Merger is subject to approval of the shareholders of Crown Medical Systems, Inc.

         The terms of the agreement provide inter alia for:

         (a) Share Split - the current and outstanding shares of Link are to be split on a five for one basis. The 5:1 split took place on July 14, 2003.

         (b) Disposal of B2B - as a condition precedent to the acquisition of Crown Medical Systems, Inc., Link will dispose of its interest in B2B to two Directors of the Company in exchange for 2,600,000 (13,000,000 post split) restricted common shares issued as consideration for the acquisition of the B2B.

         The Company will cancel the re-acquired shares, and the B2B nominated will resign. The Company will incur a gain of approximately $4,000 on the de-acquisition of B2B.

         (c) Re Purchase of Shares - Link will acquire for treasury, 2,000,000 (10,000,000 post split) restricted common shares from a director for nominal consideration.

         (d) Merger - each current Link shareholder will receive one new share for each share they held in the Company.

         (e) Acquisition of Crown Medical Systems, Inc. - the current Crown shareholders will receive 16,500,000 post split Link shares as consideration for the acquisition, on the basis of 0.825 new share for each one current Crown share of which 6,500,000 will be newly issued and 10,000,000 will come from the treasury shares acquired from a Link Director as more fully described in 8 (c) above. These shares will be restricted for a period of one year.

         (f) Preferred Shares - Link has also agreed to issue 5,000,000 non-voting, non-participating preferred shares to the Crown management, convertible into common shares of the Company, on a one for one basis, upon the booking of $10,000,000 of sales revenue in any twelve-month period.

         (g) Options - Certain key employees and consultants of Crown will be granted a total of 1,500,000 options to acquire shares of the Company's common stock at a price of $0.75 per share for a period of 60 months.

   Upon completion of the transactions described above the former shareholders of Crown will own approximately 65% (52% on a diluted basis) of the common shares of the Company. As there will be a change in control of the Company, the transactions will be accounted for as a reverse merger.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Upon the merger's becoming effective, Crown, a Delaware corporation, will be merged with and into Link, a Nevada corporation, with Link as the surviving corporation but changing its name to Crown.

Article Twelfth of the Articles of Incorporation of Link Media Publishing Ltd. provides, in pertinent part: "No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes."

Article XIII of the Bylaws of Link Media Publishing Ltd. provides, in pertinent part, that the directors shall cause the corporation to indemnify a director or former director or an officer against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an action brought by the corporation, to which he is or was made a party by reason of his being or having been a director, or resulting from his acting as an officer.

               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed as part of this registration statement:

Number                              Description
------                              -----------
3.1*                       Articles of Incorporation of Link Media Publishing Ltd.
3.2**                      Bylaws of Link Media Publishing Ltd.
X5                         Opinion and consent of [NEVADA COUNSEL]
X 10.1                     Agreement and Plan of Merger
X 0.2                      [MEDCOMSOFT, INC. AGREEMENT]
X 10.3                     [[MEDSTAR SYSTEMS, LLC AGREEMENT]
X 10.4                     [CATALYST RESOURCE GROUP, INC. AGREEMENT]
X 10.5                     [FOREST MEDICAL AGREEMENT]
X 10.6                     [EASY BUSINESS SOFTWARE AGREEMENT]
X 10.7                     [STUDY CORP. AGREEMENT]
X 15.1                     Letter from [LINK AUDITORS] on unaudited interim financial information
X 15.2                     Letter from [CROWN AUDITORS] on unaduited interim financial information

X 2                        Subsidiaries
X 23.1                     Consent of [NEVADA COUNSEL] (included in Exhibit 5)
X 23.2                     Consent of La Bonte & Co
X 23.3                     Consent of David L. Abrecht

----
* Incorporated by reference to Exhibit 3.1 to Form SB-2, filed April 22, 2002 (File No 333-86706).
**Incorporated by reference to Exhibit 3.2 to Form SB-2, filed April 22, 2002
  (File No. 333-86706).

X to be filed by amendment

(b) The following financial statement schedules are filed as part of this registration statement:

                         [TO BE COMPLETED BY AMENDMENT]

                              ITEM 22. UNDERTAKINGS

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and wil not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, province of British Columbia, on November __, 2003.


LINK MEDIA PUBLISHING LTD.

BY ______________________________

Earl Hope, President, CEO & Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

____________________________                         Date: ____________________
Earl Hope, President, CEO and
Director (Principal Executive Officer)

____________________________                         Date: ____________________
Mario Aiello, Secretary, Treasurer
and Director (Principal Financial Officer)

____________________________                         Date: ____________________
Robert Hoegler, Director



Pursuantto the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Paso, state of Texas, on November __, 2003.

                                CROWN MEDICAL SYSTEMS, INC.

                                BY ____________________________
                                   [name and position]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

_____________________                                Date: ____________________
Brian D. Knight, Director,
(Chief Executive officer)

_____________________                                Date: ____________________
James A. Sterling, Director
(Executive Vice President)

_____________________                                Date: ____________________
Jerry S. Wayt, Director
(Secretary & Treasurer)

_____________________                                Date: _____________________
Bobby H. Stanley, Director

_____________________                                Date: _____________________
G. Paul Marshall, Director


_____________________                                Date: ____________________
Dr. Lawrence Watkins, Director



[THE REGISTRATION STATEMENT MUST BE SIGNED BY THE PRINCIPAL EXECUTIVE OFFICER, THE PRINCIPAL FINANCIAL OFFICER, THE CONTROLLER OR PRINCIPAL ACCOUNTING OFFICER, AND BY AT LEAST A MAJORITY OF THE BOARD. THE REGISTRANT IS A FOREIGN PERSON, SO AN AUTHORIZED REPRESENTATIVE IN THE US ALSO MUST SIGN.]


                                    APPENDIX

1. Agreement and Plan of Merger *

2. Section 262 of the Delaware General Corporation Law *




* To be filed by amendment